Exhibit 99.1

AnythingIT Inc. Eyeing Legal Marijuana Industry with Focus on Employment & Staffing Opportunities

Growing Marijuana Industry Gives High Hopes to Job Seekers

FAIR LAWN, Mar 18, 2014 (GLOBE NEWSWIRE via COMTEX) -- - AnythingIT ANYI, announced today the company is exploring entry into the legal Marijuana industry with an emphasis on supporting the underserved employment & staffing opportunities that are in demand. Over the near-term, AnythingIT plans to announce a series of changes to our company designed to give the company a better ability to make strategic acquisitions, and enhance shareholder value.

The company is currently exploring several opportunities including potential mergers, acquisitions, as well introductions of its own product line or services directly related to the legal cannabis industry.

Currently 20 states including the District of Columbia have approved Medical Marijuana and more are expected to follow. Industry pundits predict the current trend will accelerate and that the regulated domestic cannabis industry will grow from its current $1.5 Billion Market to over $20 Billion by 2019.

"We have been a green company for 21 years," stated COO Vlad Stelmak. "In 1992 we were one of the first companies to enter the IT asset recycling industry. Just as we were pioneers entering into that marketplace, we now see an even greater opportunity in the future in the budding legal cannabis industry."

"It is our feeling with this additional course we may gain access to markets as needed to build upon the company growth plan and we believe those plans and opportunities are significant," stated CEO David Bernstein. "We plan to look towards the state of Colorado as the model of the regulated Marijuana industry and hope to capitalize on this unique opportunity for our shareholders."

As the industry bellwether, Colorado voters first approved to legalize medical marijuana in 2000 and in January 2014, being the first state to include sales of Marijuana for adult's recreational use. Revenues of marijuana are expected to exceed $600 million this year in Colorado total.

About AnythingIT

AnythingIT is a leading IT recycler serving OEM's, Resellers, government and enterprise clients. Services provided include: data scrubbing, shredding, inventorying, And resale. Incorporated in 1992 the company is also a GSA Schedule Holder who has achieved E-Stewards, ISO 9001& 14001 certifications.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as "believes," "expects," "potential," "plans," "suggests," "may," "should," "could," "intends," or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, our ability to comply with the laws, rules and regulations related to medical marijuana, our ability to identify and consummate business combinations, our ability to raise sufficient capital to fund our business, operations and any business combinations, our ability to continue as a going concern, and a limited public market for our common stock, among other risks. AnythingIT Inc.'s future results may also be impacted by other risk factors listed from time to time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company's control. Forward-looking statements speak only as to the date they are made and AnythingIT, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made